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                                                                     EXHIBIT 3.2

                     RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                        HOLLYWOOD THEATER HOLDINGS, INC.


                 Hollywood Theater Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

                 FIRST:   The name of the corporation is Hollywood Theater
Holdings, Inc. (the "Corporation"). The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on June 21, 1995.

                 SECOND: This Restated Certificate of Incorporation has been duly adopted pursuant to Section 245 of the General Corporation Law of the State of Delaware. The Corporation certifies that amendments effected by this Restated Certificate of Incorporation have been adopted in accordance with
Section 242 of the General Corporation Law of the State of Delaware.

                 THIRD:   The text of the Corporation's Restated Certificate of
Incorporation as heretofore amended or supplemented is hereby restated and further amended to read in its entirety as follows:

                                   ARTICLE I.

        The name of the Corporation is Hollywood Theater Holdings, Inc.


                                  ARTICLE II.

                 The address of the Corporation's registered office in the State of Delaware is located at 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

                                  ARTICLE III.

                 The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "GCL").





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                                  ARTICLE IV.

                 1. Authorized Capital. The total number of shares of all classes of capital stock which the Corporation has authority to issue is 3,000,000 shares, consisting of (i) 1,500,000 shares of Common Stock, par value $.01 per share (the "Common Stock") and (ii) 1,500,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock"). Except as provided to the contrary in the provisions establishing a class or series of stock, the amount of the authorized stock of this Corporation or any class or classes may be increased or decreased by the affirmative vote of the holders of a majority of the stock in this Corporation entitled to vote.

                 2. Terms of the Common Stock. Subject to the powers, preferences and rights of any Preferred Stock, including any series thereof, having any preference or priority over, or rights superior to, the Common Stock and except as otherwise provided by law, the holders of the Common Stock shall have and possess all powers and voting and other rights pertaining to the stock of this Corporation and each share of Common Stock shall be entitled to one vote.

                 3. Terms of the Preferred Stock. The Board of Directors is authorized, subject to limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in one or more series, to establish the number of shares to be included in such series, and to fix the designations, powers, preferences, and rights of the shares of each such series, and any qualifications, limitations or restrictions thereof.

                 3.1      Series B Preferred.

                 3.1.1 Designation. This series of Preferred Stock shall be designated the "Series B Convertible Preferred Stock" with a par value of $.01 per share (the "Series B Preferred").

                 3.1.2 Definitions. The following capitalized terms have the meaning given them below for purposes of this Section 3.1:

                 "Applicable Price" means the greater of (i) $175 per share (subject to adjustment for stock dividends, stock splits, reclassifications and other transactions which require an adjustment pursuant to Section 3.1.8(c)) and (ii) the Current Market Price.

                 "Business Day" means any day that is not a Saturday, Sunday or a day on which banking institutions in New York, New York are not required to be open for business.

                 "Common Stock Equivalent" means securities convertible into, or exchangeable or exercisable for, shares of Common Stock.

                 "Conversion Ratio," determined as of any date, shall equal the number of shares of Common Stock into which one share of Series B Preferred is convertible pursuant to Section 3.1.8. The Conversion Ratio shall initially equal one and shall be subject to adjustment as provided in paragraph (c) of
Section 3.1.8.





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                 "Current Market Price" means, in respect of any share of
Common Stock on any date herein specified, (i) if the shares of Common Stock are publicly traded, the average of the daily closing prices of the Common Stock for the twenty consecutive trading days ending five trading days prior to such date on the principal national securities exchange or stock market on which such shares are traded, or (ii) if the shares of Common Stock are not publicly traded, the Fair Market Value per share of Common Stock as of such date.

                 "Excluded Securities" means (i) options issued by the Corporation to its employees or agents pursuant to any stock option or similar plan (and any shares of Common Stock issuable thereunder) approved by the Board of Directors, and (ii) shares of Common Stock issuable upon conversion, exchange or exercise of any Common Stock Equivalent outstanding as of the Issue Date.

                 "Fair Market Value" of the Common Stock or any other property means the fair market value of such Common Stock or other property as determined (unless expressly otherwise provided herein) by mutual agreement between the Corporation and the holders of not less than 50% of the outstanding shares of Series B Preferred or, if the parties are unable to agree, as determined by a nationally recognized independent investment banking firm selected by mutual agreement between the Corporation and the holders of not less than 50% of the outstanding shares of Series B Preferred.

                 "Initial Public Offering" shall mean an underwritten offering by the Corporation of Common Stock to the public pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $25 million of net proceeds to the Corporation (after deducting all underwriting discounts and commissions and all other offering expenses) and a per share offering price of at least $300 (subject to adjustment for stock splits, combinations or reclassifications).

                 "Issue Date" means the date on which shares of Series B Preferred are first issued.

                 "Person" means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company or other business entity, trust, unincorporated organization or government or any agency or political subdivisions thereof

                 "Series B Liquidation Value" means the greater of (i) $175, plus all accrued but unpaid dividends on the Series B Preferred or (ii) the per share amount that the holders of the Series B Preferred would have received upon liquidation if all shares of Series B Preferred had been converted to Common Stock immediately prior to such liquidation at the Conversion Ratio then in effect plus all accrued but unpaid dividends on the Series B Preferred.





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                 3.1.3    Authorized Number: Rank.  The authorized number of
shares constituting the Series B Preferred shall be 400,000 shares. The Series B Preferred shall rank, with respect to dividend rights and rights on liquidation, winding-up and dissolution, (i) senior to all classes of Common Stock of the Corporation, as they exist on the date hereof or as such stock may be constituted from time to time and to each other class of capital stock or series of preferred stock issued by the Corporation or established by the Board to the extent the terms of such stock do not expressly provide that it ranks senior to or on parity with, the Series B Preferred as to dividend rights and rights on liquidation, winding-up and dissolution, (collectively, together with the Common Stock, the "Series B Junior Securities"), (ii) on a parity with each other class of capital stock or series of preferred stock issued by the Corporation or established by the Board to the extent the terms of such stock expressly provide that it will rank on a parity with the Series B Preferred as to dividend rights and rights on liquidation, winding-up and dissolution, including, without limitation the Series C Preferred (as such term is defined in Section 3.2.1 hereof) and Series D Preferred (as such term is defined in
Section 3.3.1 hereof) (collectively, the "Series B Parity Securities"), and
(iii) junior to each other class of capital stock or series of preferred stock issued by the Corporation or established by the Board to the extent the terms of such stock expressly provide that it will rank senior to the Series B Preferred as to dividend rights and rights on liquidation, winding-up and dissolution (collectively, the "Senior Securities").

                 3.1.4    Dividends.

                 (a) When, as and if declared by the Board out of funds legally available therefor, the Corporation shall pay dividends to the holders of the Series B Preferred as provided in this Section 3.1.4.

                 (b) Dividends shall be payable on shares of the Series B Preferred at an annual rate of 9% per share of Series B Preferred ($15.75 per share), payable annually in arrears on December 31st of each year (the "Dividend Payment Date"), commencing December 31, 1996. Each dividend will be payable to holders of record as they appear on the books of the Corporation at the close of business on a record date (each a "Record Date") not more than 60 nor less than 15 days before the payment date fixed by the Board. Dividends shall accrue from and including the date of issuance of the Series B Preferred and shall be cumulative (whether or not earned or declared). Dividends payable for any period less than a full dividend period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. All dividends shall be payable, at the Corporation's option, in either additional shares of Series B Preferred (each, a "Stock-Dividend") as provided in Section 3.1.4(c) hereof, or in cash out of funds legally available therefor. If any Dividend Payment Date shall not be a Business Day, payment shall be made on the next succeeding Business Day.

                 (c) Stock Dividends shall be payable as follows: in the event that any dividend shall be payable on Series B Preferred in additional shares of Series B Preferred pursuant to Section 3.1.4(b) hereof, each holder of shares of Series B Preferred as of the applicable Record Date shall be entitled to receive .09 shares of Series B Preferred per annum for each





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         share of Series B Preferred held by such holder on such Record Date.
         No fractional shares shall be issued as a Stock Dividend. In lieu thereof, the number of shares issuable pursuant to each Stock Dividend shall be rounded up to the next highest whole share number.

                 (d) All dividends paid hereunder shall be distributed by first class mail to each holder as of the applicable Record Date of Series B Preferred at the address of such holder specified in the records of the Corporation.

                 (e) No full dividends may be declared or paid or funds set apart for the payment of dividends on any Series B Parity Securities (except dividends on Series B Parity Securities paid in shares of Series B Junior Securities) for any period unless full cumulative dividends to be paid hereunder prior to the date thereof shall have been paid and, to the extent the Corporation shall have determined to pay such dividends in cash, such cash shall have been paid or set aside for payment, on the Series B Preferred. If dividends are not so paid, the Series B Preferred shall share dividends pro rata with the Series B Parity Securities according to the amount of dividends due and payable with respect to each. No dividends may be paid or set aside for such payment on Series B Junior Securities (except dividends on Series B Junior Securities paid in additional shares of Series B Junior Securities) for any period unless cumulative dividends to be paid hereunder prior to the date thereof have been paid on the Series B Preferred. No Series B Parity Securities or Series B Junior Securities may be repurchased, redeemed or otherwise retired nor may funds be set aside for payment with respect thereto, nor shall the Corporation permit any corporation or entity directly or indirectly controlled by the Corporation to purchase any shares of Series B Parity Securities or Series B Junior Securities if any shares of the Series B Preferred are outstanding.

                 (f) If, in any year, any cash distributions are declared by the Board to be paid on Series B Junior Securities, then (i) dividends on the Series B Preferred specified in Section 3.1.4(b) for such year shall be paid in cash and not as a Stock Dividend and (ii) an additional dividend shall be paid at the same time to the holders of the Series B Preferred at the rate per share equal to the product of (x) such per share dividend on the Common Stock multiplied by (y) the number of shares of Common Stock into which each share of Series B Preferred is then convertible.

                 3.1.5    Liquidation.

                 (a) Upon the dissolution, liquidation or winding up of the Corporation (whether voluntary or involuntary) the holders of Series B Preferred shall be entitled to receive out of the assets of the Corporation available for distribution to stockholders, before any payment or distribution shall be made on any Series B Junior Securities, an amount equal to the Series B Liquidation Value with respect to each Outstanding share of Series B Preferred.

                 (b) Neither the sale, lease or exchange (for cash, shares of stock, securities or other consideration) of all or substantially all the property and assets of the Corporation nor





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         the merger or consolidation of the Corporation into or with any other corporation or the merger or consolidation of any other corporation into or with the Corporation shall be deemed to be a dissolution, liquidation or winding-up, voluntary or involuntary, for the purposes of this Section 3.1.5.

                 (c) After the payment to the holders of the Series B Preferred of the full preferential amounts provided for in this
         Section 3.1.5, the holders of Series B Preferred as such shall have no right or claim to any of the remaining assets of the Corporation.

                 (d) In the event the assets of the Corporation available for distribution to the holders of Series B Preferred upon any dissolution, liquidation or winding-up of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to Section 3.1.5(a), no such distribution shall be made on account of any Series B Parity Securities unless proportionate amounts are distributed to the holders of Series B Preferred, ratably, in proportion to the full amounts for which holders of Series B Preferred and all such Series B Parity Securities are respectively entitled upon such dissolution, liquidation or winding-up.

                 3.1.6 Voting Rights. The holder of each share of Series B Preferred shall be entitled to vote on all matters (including the election of directors) and shall be entitled to the number of votes equal to the largest number of full shares of Common Stock into which such shares of Series B Preferred could be converted, pursuant to the provisions of Section 3.1.8 hereof, at the record date for the determination of shareholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited. Except as otherwise expressly provided herein or as required by law, the holders of shares of Series B Preferred, Series C Preferred, Series D Preferred and Common Stock shall vote together as a single class on all matters and not as separate classes.

                 3.1.7 Redemption. From and after the seventh anniversary of the Issue Date, as long as an Initial Public Offering has not occurred, the holder or holders of any of the outstanding shares of Series B Preferred may, at their option, at any time, or from time to time, by delivery of written notice to the Corporation, require the Corporation to redeem, out of funds legally available therefore, any or all outstanding shares of Series B Preferred held by such holder or holders. The redemption price payable upon any redemption pursuant to this Section 3.1.7 shall be an amount per share equal to $175 plus the amount of all accrued but unpaid dividends on the shares being redeemed calculated through and including the redemption date. The date of any redemption required to be made pursuant to this Section 3.1.7 shall be 20 calendar days after delivery of the redemption notice and on such redemption date the Corporation shall wire transfer to each holder the redemption price for the shares of Series B Preferred so redeemed.

                 3.1.8    Conversion.





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                 (a) Upon the consummation of an Initial Public Offering, each share of Series B Preferred shall automatically be converted into a number of shares of Common Stock at the then effective Conversion Ratio. In addition, at the option of the holder of any Series B Preferred, such holder shall have the right, at any time and from time to time, by written notice to the Corporation, to convert any share of Series B Preferred owned by such holder into a number of shares of Common Stock, at the then effective Conversion Ratio.

                 (b) The Corporation shall at all times reserve and keep available for issuance upon the conversion of the Series B Preferred, free from any preemptive rights, such number of its authorized but unissued shares of Common Stock as will from time to time be necessary to permit the conversion of all outstanding shares of Series B Preferred into shares of Common Stock, and shall take all action required to increase the authorized number of shares of Common Stock if necessary to permit the conversion of all outstanding shares of Series B Preferred.

                 (c) The Conversion Ratio shall be subject to adjustment from time to time as follows:

                          (i) In case the Corporation shall at any time or from time to time after the Issue Date (A) pay a dividend, or make a distribution, on the outstanding shares of Common Stock in shares of Common Stock, (B) subdivide the outstanding shares of Common Stock,
         (C) combine the outstanding shares of Common Stock into a smaller number of shares or (D) issue by reclassification of the shares of Common Stock any shares of capital stock of the Corporation, then, and in each such case, the Conversion Ratio in effect immediately prior to such event or the record date therefor, whichever is earlier, shall be adjusted so that the holder of any shares of Series B Preferred thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock or other securities of the Corporation which such holder would have owned or have been entitled to receive after the happening of any of the events described above, had such shares of Series B Preferred been surrendered for conversion immediately prior to the happening of such event or the record date therefor, whichever is earlier. An adjustment made pursuant to this clause (i) shall become effective (x) in the case of any such dividend or distribution, immediately after the close of business on the record date for the determination of holders of shares of Common Stock entitled to receive such dividend or distribution, or (y) in the case of such subdivision, reclassification or combination, at the close of business on the day upon which such corporate action becomes effective. No adjustment shall be made pursuant to this clause (i) in connection with any transaction to which paragraph (g) applies.

                          (ii) Except with respect to Excluded Securities, in case the Corporation shall issue shares of Common Stock or Common Stock Equivalents after the Issue Date at a price per share (or having a conversion, exercise or exchange price per share) less than the Applicable Price per share of Common Stock as of the date of issuance of such shares or of such convertible securities (the amount of such difference being referred to as the "Spread"),





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         then, and in each such case, the Conversion Ratio shall be adjusted so that the holder of each share of Series B Preferred shall be entitled to receive, upon the conversion thereof, the number of shares of Common Stock determined by multiplying (A) the number of shares which would have been received upon conversion pursuant to the Conversion Ratio in effect on the day immediately prior to such date by (B) a fraction, the numerator of which shall be the Current Market Price per share of Common Stock as of the date of such issuance, and the denominator of which shall be the Current Market Price per share of Common Stock as of the date of such issuance less the amount of the Spread per share of such Common Stock or Common Stock Equivalent. An adjustment made pursuant to this clause (ii) shall be made on the next Business Day following the date on which any such issuance is made and shall be effective retroactively to the close of business on the date of such issuance. Upon the expiration of any unexercised Common Stock Equivalents for which an adjustment has been made pursuant to this clause (ii), the adjustment (and any subsequent adjustments) shall forthwith be reversed to effect such rate of conversion as would have been in effect at the time of such expiration or termination had such Common Stock Equivalents, to the extent outstanding immediately prior to such expiration or termination, never been issued. No adjustment shall be made pursuant to this clause (ii) in connection with any transaction to which paragraph (g) applies.

                          (iii) In case the Corporation shall at any time or from time to time after the Issue Date declare, order, pay or make a dividend or other distribution (including, without limitation, any distribution of stock or other securities or property or rights or warrants to subscribe for securities of the Corporation or any of its Subsidiaries by way of dividend or spinoff), on its Common Stock, other than dividends or distributions of shares of Common Stock which are referred to in clause (i) of this paragraph (c), then, and in each such case, the Conversion Ratio shall be adjusted so that the holder of each share of Series B Preferred shall be entitled to receive, upon the conversion thereof the number of shares of Common Stock determined by multiplying (1) the number of shares which would have been received upon conversion pursuant to the applicable Conversion Ratio on the day immediately prior to the record date fixed for the determination of stockholders entitled to receive such dividend or distribution by (2) a fraction, the numerator of which shall be the Current Market Price per share of Common Stock as of such date, and the denominator of which shall be such Current Market Price per share of Common Stock less the Fair Market Value per share of Common Stock of such dividend or distribution. No adjustment shall be made pursuant to this clause
         (iii) in connection with any transaction to which paragraph (g) applies.

                          (iv) Anything in this paragraph (c) to the contrary notwithstanding, the Corporation shall not be required to give effect to any adjustment in the Conversion Ratio unless and until the net effect of one or more adjustments (each of which shall be carried forward), determined as above provided, shall have resulted in a change of the Conversion Ratio by at least one-tenth of one share of Common Stock, and when the cumulative net effect of more than one adjustment so determined shall be to change the Conversion Ratio





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         by at least one-tenth of one share of Common Stock, such change in
         Conversion Ratio shall thereupon be given effect.

                          (v)     For purposes of this paragraph (c) of this
         Section 3.1.8, the aggregate consideration receivable by the Corporation in connection with the issuance of shares of Common Stock and/or Common Stock Equivalents shall be deemed to be equal to the sum of the aggregate offering price (before deduction of underwriting discounts or commissions and expenses payable to third parties, if any) of all such Common Stock and/or Common Stock Equivalents plus the minimum aggregate amount, if any, payable upon conversion, exchange or exercise of any such Common Stock Equivalents. If the consideration received by the Corporation in connection with the sale or issuance of shares of Common Stock (or Common Stock Equivalents) consists, in whole or in part, of property other than cash or its equivalent, the value of such property shall be the Fair Market Value.

                          (vi)    For purposes of this paragraph (c) of this
         Section 3.1.8, the number of shares of Common Stock at any time outstanding shall mean the aggregate of all shares of Common Stock then outstanding (other than any shares of Common Stock then owned or held by or for the account of the Corporation) treating for purposes of this calculation all Common Stock Equivalents then outstanding as having been converted, exchanged or exercised.

                          (vii) If the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution and shall thereafter, and before such dividend or distribution is paid or delivered to stockholders entitled thereto, legally abandon its plan to pay or deliver such dividend or distribution, then no adjustment in the Conversion Ratio then in effect shall be made by reason of the taking of such record, and any such adjustment previously made as a result of the taking of such record shall be reversed.

                 (d) The issuance of certificates for shares of Common Stock upon conversion of the Series B Preferred shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Series B Preferred which is being converted.

                 (e) The Corporation will at no time close its transfer books against the transfer of any Series B Preferred, or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series B Preferred, in any manner which interferes with the timely conversion of such Series B Preferred, except as may otherwise be required to comply with applicable securities laws.





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                 (f)      If any event occurs as to which, in the opinion of
         the Board of Directors (including any directors elected solely by holders of the Series B Preferred), the provisions of this Section
         3.1.8 are not strictly applicable or if strictly applicable would not fairly protect the rights of the holders of the Series B Preferred in accordance with the essential intent and principles of such provisions, the Board of Directors (including any directors elected solely by holders of the Series B Preferred) shall make an adjustment in the application of such provisions, in accordance with such essential intent and principles, so as to protect such rights of the holders of the Series B Preferred.

                 (g) If the Corporation shall be a party to any transaction including without limitation, a merger, consolidation, sale of all or substantially all of the Corporation's assets or a reorganization, reclassification or recapitalization of the capital stock of the Corporation but excluding any transaction for which provision for adjustment is otherwise made in this Section 3.1.8, (each of the foregoing being referred to as a "Transaction"), in each case, as a result of which shares of Common Stock are converted into the right to receive stock, securities or other property (including cash or any combination thereof), each share of Series B Preferred shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such Series B Preferred would have been entitled upon such Transaction if such shares of Series B Preferred had been converted into Common Stock immediately prior to such Transaction or, if earlier, immediately prior to any record date applicable to such Transaction; and, in any such case, appropriate adjustment (as determined by the Board of Directors (including any director elected solely by the holders of the Series B Preferred)) shall be made in the application of the provisions set forth in this Section 3.1.8 with respect to the rights and interest thereafter of the holders of the Series B Preferred, to the end that the provisions set forth in this Section 3.1.8 shall thereafter be applicable, as nearly as reasonably may be practicable, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series B Preferred. The Corporation shall not effect any Transaction (other than a consolidation or merger in which the Corporation is the continuing corporation) unless prior to or simultaneously with the consummation thereof the Corporation, or the successor corporation or purchaser, as the case may be, shall provide in its charter document that each share of Series B Preferred shall be convertible into such shares of stock, securities or property as, in accordance with the foregoing provisions, each such holder is entitled to receive. The provisions of this paragraph (g) shall similarly apply to successive Transactions.

                 (h) The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section
         3.1.8 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series B Preferred against impairment.





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                          3.1.9   Notice of Certain Events. (a) In case, at any
time while any shares of Series B Preferred are outstanding:

                          (i) the Corporation shall declare a dividend (or any other distribution) on its Common Stock;

                          (ii) the Corporation shall authorize the issuance to the holders of its Common Stock, of Common Stock Equivalents, or rights or warrants to subscribe for or purchase shares of its Common Stock or of any other subscription rights or warrants;

                          (iii)   the Corporation shall authorize any
         reorganization, reclassification or recapitalization of its Common
         Stock;

                          (iv)    the Corporation shall authorize the
         consolidation or merger of the Corporation into or with any other person, the sale or transfer of all or substantially all of its capital stock, business or assets to another person, or any other similar business combination or transaction; or

                          (v) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the
         Corporation:

then the Corporation shall promptly deliver to the transfer agent (if any) of the Series B Preferred and to each of the holders of shares of Series B Preferred at their last addresses as shown on the books of the Corporation, at least 15 days before the date hereinafter specified (or the earlier of the dates hereinafter specified, in the event that more than one date is specified), a notice describing such event and stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution, rights or warrants, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, rights or warrants are to be determined, or (B) the date on which any such reclassification, reorganization, recapitalization, consolidation, merger, sale, transfer, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities or other property (including cash), if any, deliverable upon such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up.

                 3.1.10 Certain Remedies. Any registered holder of Series B Preferred may proceed to protect and enforce its rights and the rights of any other holders of Series B Preferred with any and all remedies available at law or in equity.

                 3.1.11   Protective Provisions.

                 (a) So long as any shares of Series B Preferred are outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of (i) the holder or holders of at least 75% of the then outstanding shares of Series B Preferred (which may include The Beacon Group III - Focus Value Fund, L.P. ("Beacon") and Stratford Capital Partners, L.P. and Stratford Equity Partners, L.P. (collectively, the "Stratford Entities"), (ii) Beacon (as long as it holds at least 5% of the outstanding Series B Preferred) and (iii) Stratford Entities (as long as the Stratford Entities collectively hold at least 5% of the outstanding Series B Preferred):

                          (i) alter or change the rights, preference or privileges of the shares of Series B Preferred or otherwise amend the Certificate of Incorporation, in either case, whether by merger, consolidation or otherwise, so as to affect adversely the shares of Series B Preferred;

                          (ii) increase the authorized number of shares of Series B Preferred (other than increases solely for purposes of satisfying any Stock Dividends);

                          (iii) authorize the issuance of, issue, or sell any additional shares of Series B Preferred or Series B Parity Securities (other than issuances solely for purposes of satisfying any Stock Dividends); or

                          (iv) create or designate, or authorize the issuance of, any new class or series of stock (A) which are Senior Securities or Series B Parity Securities, (B) having rights similar to any rights of the Series B Preferred under Section 3.1.6 hereof or (C) convertible into any class or series of stock described in clause (A) of this paragraph (iv).

                 3.1.12 Reports as to Adjustments. Upon any adjustment of the Conversion Ratio then in effect and any increase or decrease in the number of shares of Common Stock issuable upon the operation of the conversion provisions set forth in Section 3.1.8, then, and in each such case, the Corporation shall promptly deliver to the registered holders of the Series B Preferred as shown on the books of the Corporation a copy of a certificate signed by the President or a Vice President and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of the Corporation, with the original being delivered to the transfer agent (if any) for the Series B Preferred, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specifying the Conversion Ratio then in effect following such adjustment and the increased or decreased number of shares issuable upon conversion pursuant to Section 3.1.8, and shall set forth in reasonable detail the method of calculation of each and a brief statement of the facts requiring such adjustment.

                 3.1.13 Reacquired Shares. Any shares of Series B Preferred converted, purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. None of such shares of Series B Preferred shall be reissued by the Corporation.

                 3.2      Series C Preferred.

                 3.2.1 Designation. This series of Preferred Stock shall be designated the "Series C Convertible Preferred Stock" with a par value of $.01 per share (the "Series C Preferred").

                 3.2.2    Certain Definitions.

                 "Applicable Price" means the greater of (i) $195 per share (subject to adjustment for stock dividends, stock splits, reclassifications and other transactions which require an adjustment pursuant to Section 3.2.8) and
(ii) the Current Market Price.

                 "Business Day" means any day that is not a Saturday, Sunday or a day on which banking institutions in New York, New York are not required to be open for business.

                 "Common Stock Equivalents" means securities convertible into, or exchangeable or exercisable for, shares of Common Stock.

                 "Conversion Ratio," determined as of any date, shall equal the number of shares of Common Stock into which one share of Series C Preferred is convertible pursuant to Section 3.2.8. The Conversion Ratio shall initially equal one and shall be subject to adjustment as provided in paragraph (c) of
Section 3.2.8.

                 "Current Market Price" means, in respect of any share of Common Stock on any date herein specified, (i) if the shares of Common Stock are publicly traded, the average of the daily closing prices of the Common Stock for the twenty consecutive trading days ending five trading days prior to such date on the principal national securities exchange or stock market on which such shares are traded, or (ii) if the shares of Common Stock are not publicly traded, the Fair Market Value per share of Common Stock as of such date.

                 "Excluded Securities" means (i) options issued by the Corporation to its employees or agents pursuant to any stock option or similar plan (and any shares of Common Stock issuable thereunder) approved by the Board of Directors, and (ii) shares of Common Stock issuable upon conversion, exchange or exercise of any Common Stock Equivalent outstanding as of the Issue Date.

                 "Fair Market Value" of the Common Stock or any other property means the fair market value of such Common Stock or other property as determined (unless expressly otherwise provided herein) by mutual agreement between the Corporation and the holders of not less than 50% of the outstanding shares of Series C Preferred or, if the parties are unable to agree, as determined by a nationally recognized independent investment banking firm selected by mutual agreement between the Corporation and the holders of not less than 50% of the outstanding shares of Series C Preferred.

                 "Initial Public Offering" shall mean an underwritten offering by the Corporation of Common Stock to the public pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $25 million of net proceeds to the Corporation (after deducting all underwriting discounts and commissions and all other offering expenses) and a per share offering price of at least $300 (subject to adjustment for stock splits, combinations or reclassifications).

                 "Issue Date" means the date on which shares of Series C Preferred are first issued.

                 "Person" means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company or other business entity, trust, unincorporated organization or government or any agency or political subdivisions thereof.

                 "Series C Liquidation Value" means the greater of (i) $195, plus all accrued but unpaid dividends on the Series C Preferred or (ii) the per share amount that the holders of the Series C Preferred would have received upon liquidation if all shares of Series C Preferred had been converted to Common Stock immediately prior to such liquidation at the Conversion Ratio then in effect plus all accrued but unpaid dividends on the Series C Preferred.

                 3.2.3 Authorized Number; Rank. The authorized number of shares constituting the Series C Preferred shall be 400,000 shares. The Series C Preferred shall rank, with respect to dividend rights and rights on liquidation, winding-up and dissolution, (i) senior to all classes of Common Stock of the Corporation, as they exist on the date hereof or as such stock may be constituted from time to time and to each other class of capital stock or series of preferred stock issued by the Corporation or established by the Board to the extent the terms of such stock do not expressly provide that it ranks senior to or on parity with, the Series C Preferred as to dividend rights and rights on liquidation, winding-up and dissolution (collectively, together with the Common Stock, the "Series C Junior Securities"), (ii) on a parity with each other class of capital stock or series of preferred stock issued by the Corporation or established by the Board to the extent the terms of such stock expressly provide that it will rank on a parity with the Series C Preferred as to dividend rights and rights on liquidation, winding-up and dissolution, including, without limitation, the Series B Preferred and Series D Preferred (collectively, the "Series C Parity Securities"), and (iii) junior to each other class of capital stock or series of preferred stock issued by the Corporation or established by the Board to the extent the terms of such stock expressly provide that it will rank senior to the Series C Preferred as to dividend rights and rights on liquidation, winding-up and dissolution (collectively, the "Senior Securities").

                 3.2.4    Dividends.

                 (a) When, as and if declared by the Board out of funds legally available therefor, the Corporation shall pay dividends to the holders of the Series C Preferred as provided in this Section 3.2.4.

                 (b) Dividends shall be payable on shares of the Series C Preferred at an annual rate of 9% per share of Series C Preferred ($17.55 per share), payable annually in arrears on December 31st of each year (the "Dividend Payment Date"), commencing December 31, 1997. Each dividend will be payable to holders of record as they appear on the books of the Corporation at the close of business on a record date (each a "Record Date") not more than 60 nor less than 15 days before the payment date fixed by the Board. Dividends shall accrue from and including the date of issuance of the Series C Preferred and shall be cumulative (whether or not earned or declared). Dividends payable for any period less than a full dividend period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. All dividends shall be payable, at the Corporation's option, in either additional shares of Series C Preferred (each, a "Stock Dividend") as provided in Section 3.2.4(c) hereof, or in cash out of funds legally available therefor. If any Dividend Payment Date shall not be a Business Day, payment shall be made on the next succeeding Business Day.

                 (c) Stock Dividends shall be payable as follows: in the event that any dividend shall be payable on Series C Preferred in additional shares of Series C Preferred pursuant to Section 3.2.4(b) hereof, each holder of shares of Series C Preferred as of the applicable Record Date shall be entitled to receive .09 shares of Series C Preferred per annum for each share of Series C Preferred held by such holder on such Record Date. No fractional shares shall be issued as a Stock Dividend. In lieu thereof, the number of shares issuable pursuant to each Stock Dividend shall be rounded up to the next highest whole share number.

                 (d) All dividends paid hereunder shall be distributed by first class mail to each holder as of the applicable Record Date of Series C Preferred at the address of such holder specified in the records of the Corporation.

                 (e) No full dividends may be declared or paid or funds set apart for the payment of dividends on any Series C Parity Securities (except dividends on Series C Parity Securities paid in shares of Series C Junior Securities) for any period unless full cumulative dividends to be paid hereunder prior to the date thereof shall have been paid and, to the extent the Corporation shall have determined to pay such dividends in cash, such cash shall have been paid or set aside for payment, on the Series C Preferred. If dividends are not so paid, the Series C Preferred shall share dividends pro rata with the Series C Parity Securities according to the amount of dividends due and payable with respect to each. No dividends may be paid or set aside for such payment on Series C Junior Securities (except dividends on Series C Junior Securities paid in additional shares of Series C Junior Securities) for any period unless cumulative dividends to be paid hereunder prior to the date thereof have been paid on the Series C Preferred. No Series C Parity Securities or Series C Junior Securities may be repurchased, redeemed or otherwise retired nor may funds be set aside for payment with respect thereto, nor shall the Corporation permit any corporation or entity directly or indirectly controlled by the Corporation to purchase any shares of Series C Parity Securities or Series C Junior Securities, if any shares of the Series C Preferred are outstanding.

                 (f) If, in any year, any cash distributions are declared by the Board to be paid on Series C Junior Securities, then (i) dividends on the Series C Preferred specified in Section 3.2.4(b) for such year shall be paid in cash and not as a Stock Dividend and (ii) an additional dividend shall be paid at the same time to the holders of the Series C Preferred at the rate per share equal to the product of (x) such per share dividend on the Common Stock multiplied by (y) the number of shares of Common Stock into which each share of Series C Preferred is then convertible.

                 3.2.5    Liquidation.

                 (a) Upon the dissolution, liquidation or winding up of the Corporation (whether voluntary or involuntary) the holders of Series C Preferred shall be entitled to receive out of the assets of the Corporation available for distribution to stockholders, before any payment or distribution shall be made on any Series C Junior Securities, an amount equal to the Series C Liquidation Value with respect to each outstanding share of Series C Preferred.

                 (b) Neither the sale, lease or exchange (for cash, shares of stock, securities or other consideration) of all or substantially all the property and assets of the Corporation nor the merger or consolidation of the Corporation into or with any other corporation or the merger or consolidation of any other corporation into or with the Corporation shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this Section 3.2.5.

                 (c) After the payment to the holders of the Series C Preferred of the full preferential amounts provided for in this
         Section 3.2.5, the holders of Series C Preferred as such shall have no right or claim to any of the remaining assets of the Corporation.

                 (d) In the event the assets of the Corporation available for distribution to the holders of Series C Preferred upon any dissolution, liquidation or winding-up of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to Section 3.2.5(a), no such distribution shall be made on account of any Series C Parity Securities unless proportionate amounts are distributed to the holders of Series C Preferred, ratably, in proportion to the full amounts for which holders of Series C Preferred and all such Series C Parity Securities are respectively entitled upon such dissolution, liquidation or winding-up.

                 3.2.6 Voting Rights. The holder of each share of Series C Preferred shall be entitled to vote on all matters (including the election of directors) and shall be entitled to the number of votes equal to the largest number of full shares of Common Stock into which such shares of Series C Preferred could be converted, pursuant to the provisions of Section 3.2.8 hereof, at the Record Date for the determination of stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited. Except as otherwise expressly provided herein or as required by law, the holders of shares of Series B Preferred, Series C Preferred, Series D Preferred and Common Stock shall vote together as a single class on all matters and not as separate classes.

                 3.2.7 Redemption. From and after November 1, 2003, as long as an Initial Public Offering has not occurred, the holder or holders of any of the outstanding shares of Series C Preferred may, at their option, at any time, or from time to time, by delivery of written notice to the Corporation, require the Corporation to redeem, out of funds legally available therefore, any or all outstanding shares of Series C Preferred held by such holder or holders. The redemption price payable upon any redemption pursuant to this Section 3.2.7 shall be an amount per share equal to $195 plus the amount of all accrued but unpaid dividends on the shares being redeemed calculated through and including the redemption date. The date of any redemption required to be made pursuant to this Section 3.2.7 shall be 20 calendar days after delivery of the redemption notice and on such redemption date the Corporation shall wire transfer to each holder the redemption price for the shares of Series C Preferred so redeemed.

                 3.2.8    Conversion.

                 (a) Upon the consummation of an Initial Public Offering, each share of Series C Preferred shall automatically be converted into a number of shares of Common Stock at the then effective Conversion Ratio. In addition, at the option of the holder of any Series C Preferred, such holder shall have the right, at any time and from time to time, by written notice to the Corporation, to convert any share of Series C Preferred owned by such holder into a number of shares of Common Stock, at the then effective Conversion Ratio.

                 (b) The Corporation shall at all times reserve and keep available for issuance upon the conversion of the Series C Preferred, free from any preemptive rights, such number of its authorized but unissued shares of Common Stock as will from time to time be necessary to permit the conversion of all outstanding shares of Series C Preferred into shares of Common Stock, and shall take all action required to increase the authorized number of shares of Common Stock if necessary to permit the conversion of all outstanding shares of Series C Preferred.

                 (c) The Conversion Ratio shall be subject to adjustment from time to time as follows:

                          (i) In case the Corporation shall at any time or from time to time after the Issue Date (A) pay a dividend, or make a distribution, on the outstanding shares of Common Stock in shares of Common Stock, (B) subdivide the outstanding shares of Common Stock,
         (C) combine the outstanding shares of Common Stock into a smaller number of shares or (D) issue by reclassification of the shares of Common Stock any shares of capital stock of the Corporation, then, and in each such case, the Conversion Ratio in effect immediately prior to such event or the Record Date therefor, whichever is earlier, shall be adjusted so that the holder of any shares of Series C Preferred thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock or other securities of the Corporation which such holder would have owned or have been entitled to receive after the happening of any of the events described above, had such shares of Series C Preferred been surrendered for conversion immediately prior to the happening of such event or the Record Date therefor, whichever is earlier. An adjustment made pursuant to this clause (i) shall become effective (x) in the case of any such dividend or distribution, immediately after the close of business on the Record Date for the determination of holders of shares of Common Stock entitled to receive such dividend or distribution, or (y) in the case of such subdivision, reclassification or combination, at the close of business on the day upon which such corporate action becomes effective. No adjustment shall be made pursuant to this clause (i) in connection with any transaction to which paragraph (g) applies.

                          (ii) Except with respect to Excluded Securities, in case the Corporation shall issue shares of Common Stock or Common Stock Equivalents after the Issue Date at a price per share (or having a conversion, exercise or exchange price per share) less than the Applicable Price per share of Common Stock as of the date of issuance of such shares or of such convertible securities (the amount of such difference being referred to as the "Spread"), then, and in each such case, the Conversion Ratio shall be adjusted so that the holder of each share of Series C Preferred shall be entitled to receive, upon the conversion thereof, the number of shares of Common Stock determined by multiplying (A) the number of shares which would have been received upon conversion pursuant to the Conversion Ratio in effect on the day immediately prior to such date by (B) a fraction, the numerator of which shall be the Current Market Price per share of Common Stock as of the date of such issuance, and the denominator of which shall be the Current Market Price per share of Common Stock as of the date of such issuance less the amount of the Spread per share of such Common Stock or Common Stock Equivalent. An adjustment made pursuant to this clause (ii) shall be made on the next Business Day following the date on which any such issuance is made and shall be effective retroactively to the close of business on the date of such issuance. Upon the expiration of any unexercised Common Stock Equivalents for which an adjustment has been made pursuant to this clause (ii), the adjustment (and any subsequent adjustments) shall forthwith be reversed to effect such rate of conversion as would have been in effect at the time of such expiration or termination had such Common Stock Equivalents, to the extent outstanding immediately prior to such expiration or termination, never been issued. No adjustment shall be made pursuant to this clause (ii) in connection with any transaction to which paragraph (g) applies.

                          (iii) In case the Corporation shall at any time or from time to time after the Issue Date declare, order, pay or make a dividend or other distribution (including, without limitation, any distribution of stock or other securities or property or rights or warrants to subscribe for securities of the Corporation or any of its subsidiaries by way of dividend or spinoff), on its Common Stock, other than dividends or distributions of shares of Common Stock which are referred to in clause (i) of this paragraph (c), then, and in each such case, the Conversion Ratio shall be adjusted so that the holder of each share of Series C Preferred shall be entitled to receive, upon the conversion thereof the number of shares of Common Stock determined by multiplying (1) the number of shares which would have been received upon conversion pursuant to the applicable Conversion Ratio on the day immediately prior to the Record Date fixed for the determination of stockholders entitled to receive such dividend or distribution by (2) a fraction, the numerator of which shall be the Current Market Price per share of Common Stock as of such date, and the denominator of which shall be such Current Market Price per share of Common Stock less the Fair Market Value per share of Common Stock of such dividend or distribution. No adjustment shall be made pursuant to this clause
         (iii) in connection with any transaction to which paragraph (g) applies.

                          (iv)    Anything in this paragraph (c) of this
         Section 3.2.8 to the contrary notwithstanding, the Corporation shall not be required to give effect to any adjustment in the Conversion Ratio unless and until the net effect of one or more adjustments (each of which shall be carried forward), determined as above provided, shall have resulted in a change of the Conversion Ratio by at least one-tenth of one share of Common Stock, and when the cumulative net effect of more than one adjustment so determined shall be to change the Conversion Ratio by at least one-tenth of one share of Common Stock, such change in Conversion Ratio shall thereupon be given effect.

                          (v)     For purposes of this paragraph (c) of this
         Section 3.2.8, the aggregate consideration receivable by the Corporation in connection with the issuance of shares of Common Stock and/or Common Stock Equivalents shall be deemed to be equal to the sum of the aggregate offering price (before deduction of underwriting discounts or commissions and expenses payable to third parties, if any) of all such Common Stock and/or Common Stock Equivalents plus the minimum aggregate amount, if any, payable upon conversion, exchange or exercise of any such Common Stock Equivalents. If the consideration received by the Corporation in connection with the sale or issuance of shares of Common Stock (or Common Stock Equivalents) consists, in whole or in part, of property other than cash or its equivalent, the value of such property shall be the Fair Market Value.

                          (vi)    For purposes of this paragraph (c) of this
         Section 3.2.8, the number of shares of Common Stock at any time outstanding shall mean the aggregate of all shares of Common Stock then outstanding (other than any shares of Common Stock then owned or held by or for the account of the Corporation) treating for purposes of this calculation all Common Stock Equivalents then outstanding as having been converted, exchanged or exercised.

                          (vii) If the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution and shall thereafter, and before such dividend or distribution is paid or delivered to stockholders entitled thereto, legally abandon its plan to pay or deliver such dividend or distribution, then no adjustment in the Conversion Ratio then in effect shall be made by reason of the taking of such record, and any such adjustment previously made as a result of the taking of such record shall be reversed.

                 (d) The issuance of certificates for shares of Common Stock upon conversion of the Series C Preferred shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Series C Preferred which is being converted.

                 (e) The Corporation will at no time close its transfer books against the transfer of any Series C Preferred, or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series C Preferred, in any manner which interferes with the timely conversion of such Series C Preferred, except as may otherwise be required to comply with applicable securities laws.

                 (f) If any event occurs as to which, in the opinion of the Board of Directors (including any directors elected solely by holders of the Series C Preferred), the provisions of this Section
         3.2.8 are not strictly applicable or if strictly applicable would not fairly protect the rights of the holders of the Series C Preferred in accordance with the essential intent and principles of such provisions, the Board of Directors (including any directors elected solely by holders of the Series C Preferred) shall make an adjustment in the application of such provisions, in accordance with such essential intent and principles, so as to protect such rights of the holders of the Series C Preferred.

                 (g) If the Corporation shall be a party to any transaction including without limitation, a merger, consolidation, sale of all or substantially all of the Corporation's assets or a reorganization, reclassification or recapitalization of the capital stock of the Corporation but excluding any transaction for which provision for adjustment is otherwise made in this Section 3.2.8, (each of the foregoing being referred to as a "Transaction"), in each case, as a result of which shares of Common Stock are converted into the right to receive stock, securities or other property (including cash or any combination thereof), each share of Series C Preferred shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such Series C Preferred would have been entitled upon such Transaction if such shares of Series C Preferred had been converted into Common Stock immediately prior to such Transaction or, if earlier, immediately prior to any Record Date applicable to such Transaction; and, in any such case, appropriate adjustment (as determined by the Board of Directors (including any director elected solely by the holders of the Series C Preferred)) shall be made in the application of the provisions set forth in this Section 3.2.8 with respect to the rights and interest thereafter of the holders of the Series C Preferred, to the end that the provisions set forth in this
         Section 3.2.8 shall thereafter be applicable, as nearly as reasonably may be practicable, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series C Preferred. The Corporation shall not effect any Transaction (other than a consolidation or merger in which the Corporation is the continuing corporation) unless prior to or simultaneously with the consummation thereof the Corporation, or the successor corporation or purchaser, as the case may be, shall provide in its charter document that each share of Series C Preferred shall be convertible into such shares of stock, securities or property as, in accordance with the foregoing provisions, each such holder is entitled to receive. The provisions of this paragraph (g) shall similarly apply to successive Transactions.

                 (h) The Corporation will not, by amendment of its Restated Certificate of Incorporation or through any reorganization, recapitalization, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section
         3.2.8 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series C Preferred against impairment.

                 3.2.9    Notice of Certain Events.

                  (a) In case, at any time while any shares of Series C Preferred are outstanding:

                          (i) the Corporation shall declare a dividend (or any other distribution) on its Common Stock;

                          (ii) the Corporation shall authorize the issuance to the holders of its Common Stock, of Common Stock Equivalents, or rights or warrants to subscribe for or purchase shares of its Common Stock or of any other subscription rights or warrants;

                          (iii)   the Corporation shall authorize any
         reorganization, reclassification or recapitalization of its Common
         Stock;

                          (iv)    the Corporation shall authorize the
         consolidation or merger of the Corporation into or with any other person, the sale or transfer of all or substantially all of its capital stock, business or assets to another person, or any other similar business combination or transaction; or

                          (v) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the
         Corporation:

         then the Corporation shall promptly deliver to the transfer agent (if any) of the Series C Preferred and to each of the holders of shares of Series C Preferred at their last addresses as shown on the books of the Corporation, at least 15 days before the date hereinafter specified (or the earlier of the dates hereinafter specified, in the event that more than one date is specified), a notice describing such event and stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution, rights or warrants, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, rights or warrants are to be determined, or (B) the date on which any such reclassification, reorganization, recapitalization, consolidation, merger, sale, transfer, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities or other property (including cash), if any, deliverable upon such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up.

                 3.2.10 Certain Remedies. Any registered holder of Series C Preferred may proceed to protect and enforce its rights and the rights of any other holders of Series C Preferred with any and all remedies available at law or in equity.

                 3.2.11 Protective Provisions. So long as any shares of Series C Preferred are outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of (a) the holder or holders of at least 75% of the then outstanding shares of Series C Preferred (which may include Beacon and the Stratford Entities, (b) Beacon (as long as it holds at least 5% of the outstanding Series C Preferred), (c) the Stratford Entities (as long as they collectively hold at least 5% of the outstanding Series C Preferred) and (d) each of Hoak Communications Partners, L.P. ("HCP"), HCP Capital Fund, L.P. ("HCF") and 1997 HCP Authorized Employee Fund, L.P. ("HEF", together with HCP, HCF, the "Hoak Entities") (as long as the Hoak Entities collectively hold an aggregate of at least 5% of the outstanding Series C Preferred):

                          (i) alter or change the rights, preference or privileges of the shares of Series C Preferred or otherwise amend the Restated Certificate of Incorporation, in either case, whether by merger, consolidation or otherwise, so as to affect adversely the shares of Series C Preferred;

                          (ii) increase the authorized number of shares of Series C Preferred (other than increases solely for purposes of satisfying any Stock Dividends);

                          (iii) authorize the issuance of, issue, or sell any additional shares of Series C Preferred or Series C Parity Securities (other than issuances solely for purposes of satisfying any Stock Dividends); or

                          (iv) create or designate, or authorize the issuance of, any new class or series of stock (A) which are Senior Securities or Series C Parity Securities, (B) having rights similar to any rights of the Series C Preferred under
                 Section 3.2.6 hereof or (C) convertible into any class or series of stock described in clause (A) of this paragraph
                 (iv).

                 3.2.12 Reports as to Adjustments. Upon any adjustment of the Conversion Ratio then in effect and any increase or decrease in the number of shares of Common Stock issuable upon the operation of the conversion provisions set forth in Section 3.2.8, then, and in each such case, the Corporation shall promptly deliver to the registered holders of the Series C Preferred as shown on the books of the Corporation a copy of a certificate signed by the President or a Vice President and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of the Corporation, with the original being delivered to the transfer agent (if any) for the Series C Preferred, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specifying the Conversion Ratio then in effect following such adjustment and the increased or decreased number of shares issuable upon conversion pursuant to Section 3.2.8, and shall set forth in reasonable detail the method of calculation of each and a brief statement of the facts requiring such adjustment.

                 3.2.13 Reacquired Shares. Any shares of Series C Preferred converted, purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. None of such shares of Series C Preferred shall be reissued by the Corporation.

         3.3     Series D Preferred

                 3.3.1 Designation. This series of Preferred Stock shall be designated the "Series D Convertible Preferred Stock" with a par value of $.01 per share (the "Series D Preferred").

                 3.3.2    Certain Definitions.

                 "Applicable Price" means the greater of (i) $195 per share (subject to adjustment for stock dividends, stock splits, reclassifications and other transactions which require an adjustment pursuant to Section 3.3.8) and
(ii) the Current Market Price.

                 "Business Day" means any day that is not a Saturday, Sunday or a day on which banking institutions in New York, New York are not required to be open for business.

                 "Common Stock Equivalents" means securities convertible into, or exchangeable or exercisable for, shares of Common Stock.

                 "Conversion Ratio," determined as of any date, shall equal the number of shares of Common Stock into which one share of Series D Preferred is convertible pursuant to Section 3.3.8. The Conversion Ratio shall initially equal one and shall be subject to adjustment as provided in paragraph (c) of
Section 3.3.8.

                 "Current Market Price" means, in respect of any share of Common Stock on any date herein specified, (i) if the shares of Common Stock are publicly traded, the average of the daily closing prices of the Common Stock for the twenty consecutive trading days ending five trading days prior to such date on the principal national securities exchange or stock market on which such shares are traded, or (ii) if the shares of Common Stock are not publicly traded, the Fair Market Value per share of Common Stock as of such date.

                 "Excluded Securities" means (i) options issued by the Corporation to its employees or agents pursuant to any stock option or similar plan (and any shares of Common Stock issuable thereunder) approved by the Board of Directors, and (ii) shares of Common Stock issuable upon conversion, exchange or exercise of any Common Stock Equivalent outstanding as of the Issue Date.

                 "Fair Market Value" of the Common Stock or any other property means the fair market value of such Common Stock or other property as determined (unless expressly otherwise provided herein) by mutual agreement between the Corporation and the holders of not less than 50% of the outstanding shares of Series D Preferred or, if the parties are unable to agree, as determined by a nationally recognized independent investment banking firm selected by mutual agreement between the Corporation and the holders of not less than 50% of the outstanding shares of Series D Preferred.

                 "Initial Public Offering" shall mean an underwritten offering by the Corporation of Common Stock to the public pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $25 million of net proceeds to the Corporation (after deducting all underwriting discounts and commissions and all other offering expenses) and a per share offering price of at least $300 (subject to adjustment for stock splits, combinations or reclassifications).

                 "Issue Date" means the date on which shares of Series D Preferred are first issued.

                 "Person" means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company or other business entity, trust, unincorporated organization or government or any agency or political subdivisions thereof.

                 "Series D Liquidation Value" means the greater of (i) $195, plus all accrued but unpaid dividends on the Series D Preferred or (ii) the per share amount that the holders of the Series

D Preferred would have received upon liquidation if all shares of Series D Preferred had been converted to Common Stock immediately prior to such liquidation at the Conversion Ratio then in effect plus all accrued but unpaid dividends on the Series D Preferred.

                 3.3.3 Authorized Number; Rank. The authorized number of shares constituting the Series D Preferred shall be 400,000 shares. The Series D Preferred shall rank, with respect to dividend rights and rights on liquidation, winding-up and dissolution, (i) senior to all classes of Common Stock of the Corporation, as they exist on the date hereof or as such stock may be constituted from time to time and to each other class of capital stock or series of preferred stock issued by the Corporation or established by the Board to the extent the terms of such stock do not expressly provide that it ranks senior to or on parity with, the Series D Preferred as to dividend rights and rights on liquidation, winding-up and dissolution (collectively, together with the Common Stock, the "Series D Junior Securities"), (ii) on a parity with each other class of capital stock or series of preferred stock issued by the Corporation or established by the Board to the extent the terms of such stock expressly provide that it will rank on a parity with the Series D Preferred as to dividend rights and rights on liquidation, winding-up and dissolution, including, without limitation Series B Preferred and Series C Preferred (collectively, the "Series D Parity Securities"), and (iii) junior to each other class of capital stock or series of preferred stock issued by the Corporation or established by the Board to the extent the terms of such stock expressly provide that it will rank senior to the Series D Preferred as to dividend rights and rights on liquidation, winding-up and dissolution (collectively, the "Senior Securities").

                 3.3.4    Dividends.

                 (a) When, as and if declared by the Board out of funds legally available therefor, the Corporation shall pay dividends to the holders of the Series D Preferred as provided in this Section 3.3.4.

                 (b) Dividends shall be payable on shares of the Series D Preferred at an annual rate of 11% per share of Series D Preferred ($21.45 per share), payable annually in arrears on December 31st of each year (the "Dividend Payment Date"), commencing December 31, 1997. Each dividend will be payable to holders of record as they appear on the books of the Corporation at the close of business on a record date (each a "Record Date") not more than 60 nor less than 15 days before the payment date fixed by the Board. Dividends shall accrue from and including the date of issuance of the Series D Preferred and shall be cumulative (whether or not earned or declared). Dividends payable for any period less than a full dividend period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. All dividends shall be payable, at the Corporation's option, in either additional shares of Series D Preferred (each, a "Stock Dividend") as provided in Section 3.3.4(c) hereof, or in cash out of funds legally available therefor. If any Dividend Payment Date shall not be a Business Day, payment shall be made on the next succeeding Business Day.

                 (c) Stock Dividends shall be payable as follows: in the event that any dividend shall be payable on Series D Preferred in additional shares of Series D Preferred pursuant to Section 3.3.4(b) hereof, each holder of shares of Series D Preferred as of the applicable Record Date shall be entitled to receive .11 shares of Series D Preferred per annum for each share of Series D Preferred held by such holder on such Record Date. No fractional shares shall be issued as a Stock Dividend. In lieu thereof, the number of shares issuable pursuant to each Stock Dividend shall be rounded up to the next highest whole share number.

                 (d) All dividends paid hereunder shall be distributed by first class mail to each holder as of the applicable Record Date of Series D Preferred at the address of such holder specified in the records of the Corporation.

                 (e) No full dividends may be declared or paid or funds set apart for the payment of dividends on any Series D Parity Securities (except dividends on Series D Parity Securities paid in shares of Series D Junior Securities) for any period unless full cumulative dividends to be paid hereunder prior to the date thereof shall have been paid and, to the extent the Corporation shall have determined to pay such dividends in cash, such cash shall have been paid or set aside for payment, on the Series D Preferred. If dividends are not so paid, the Series D Preferred shall share dividends pro rata with the Series D Parity Securities according to the amount of dividends due and payable with respect to each. No dividends may be paid or set aside for such payment on Series D Junior Securities (except dividends on Series D Junior Securities paid in additional shares of Series D Junior Securities) for any period unless cumulative dividends to be paid hereunder prior to the date thereof have been paid on the Series D Preferred. No Series D Parity Securities or Series D Junior Securities may be repurchased, redeemed or otherwise retired nor may funds be set aside for payment with respect thereto, nor shall the Corporation permit any corporation or entity directly or indirectly controlled by the Corporation to purchase any shares of Series D Parity Securities or Series D Junior Securities, if any shares of the Series D Preferred are outstanding.

                 (f) If, in any year, any cash distributions are declared by the Board to be paid on Series D Junior Securities, then (i) dividends on the Series D Preferred specified in Section 3.3.4(b) for such year shall be paid in cash and not as a Stock Dividend and (ii) an additional dividend shall be paid at the same time to the holders of the Series D Preferred at the rate per share equal to the product of (x) such per share dividend on the Common Stock multiplied by (y) the number of shares of Common Stock into which each share of Series D Preferred is then convertible.

                 3.3.5    Liquidation.

                 (a) Upon the dissolution, liquidation or winding up of the Corporation (whether voluntary or involuntary) the holders of Series D Preferred shall be entitled to receive out of the assets of the Corporation available for distribution to stockholders, before any payment or distribution shall be made on any Series D Junior Securities, an amount equal to the Series D Liquidation Value with respect to each outstanding share of Series D Preferred.

                 (b) Neither the sale, lease or exchange (for cash, shares of stock, securities or other consideration) of all or substantially all the property and assets of the Corporation nor the merger or consolidation of the Corporation into or with any other corporation or the merger or consolidation of any other corporation into or with the Corporation shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this Section 3.3.5.

                 (c) After the payment to the holders of the Series D Preferred of the full preferential amounts provided for in this
         Section 3.3.5, the holders of Series D Preferred as such shall have no right or claim to any of the remaining assets of the Corporation.

                 (d) In the event the assets of the Corporation available for distribution to the holders of Series D Preferred upon any dissolution, liquidation or winding-up of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to Section 3.3.5(a), no such distribution shall be made on account of any Series D Parity Securities unless proportionate amounts are distributed to the holders of Series D Preferred, ratably, in proportion to the full amounts for which holders of Series D Preferred and all such Series D Parity Securities are respectively entitled upon such dissolution, liquidation or winding-up.

                 3.3.6 Voting Rights. The holder of each share of Series D Preferred shall be entitled to vote on all matters (including the election of directors) and shall be entitled to the number of votes equal to the largest number of full shares of Common Stock into which such shares of Series D Preferred could be converted, pursuant to the provisions of Section 3.3.8 hereof, at the Record Date for the determination of stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited. Except as otherwise expressly provided herein or as required by law, the holders of shares of Series B Preferred, Series C Preferred, Series D Preferred and Common Stock shall vote together as a single class on all matters and not as separate classes.

                 3.3.7 Redemption. From and after November 1, 2003, as long as an Initial Public Offering has not occurred, the holder or holders of any of the outstanding shares of Series D Preferred may, at their option, at any time, or from time to time, by delivery of written notice to the Corporation, require the Corporation to redeem, out of funds legally available therefore, any or all outstanding shares of Series D Preferred held by such holder or holders. The redemption price payable upon any redemption pursuant to this Section 3.3.7 shall be an amount per share equal to $195 plus the amount of all accrued but unpaid dividends on the shares being redeemed calculated through and including the redemption date. The date of any redemption required to be made pursuant to this Section 3.3.7 shall be 20 calendar days after delivery of the redemption notice and on such redemption date the Corporation shall wire transfer to each holder the redemption price for the shares of Series D Preferred so redeemed.

                 3.3.8    Conversion.

                 (a) Upon the consummation of an Initial Public Offering, each share of Series D Preferred shall automatically be converted into a number of shares of Common Stock at the then effective Conversion Ratio. In addition, at the option of the holder of any Series D Preferred, such holder shall have the right, at any time and from time to time, by written notice to the Corporation, to convert any share of Series D Preferred owned by such holder into a number of shares of Common Stock, at the then effective Conversion Ratio.

                 (b) The Corporation shall at all times reserve and keep available for issuance upon the conversion of the Series D Preferred, free from any preemptive rights, such number of its authorized but unissued shares of Common Stock as will from time to time be necessary to permit the conversion of all outstanding shares of Series D Preferred into shares of Common Stock, and shall take all action required to increase the authorized number of shares of Common Stock if necessary to permit the conversion of all outstanding shares of Series D Preferred.

                 (c) The Conversion Ratio shall be subject to adjustment from time to time as follows:

                          (i) In case the Corporation shall at any time or from time to time after the Issue Date (A) pay a dividend, or make a distribution, on the outstanding shares of Common Stock in shares of Common Stock, (B) subdivide the outstanding shares of Common Stock,
         (C) combine the outstanding shares of Common Stock into a smaller number of shares or (D) issue by reclassification of the shares of Common Stock any shares of capital stock of the Corporation, then, and in each such case, the Conversion Ratio in effect immediately prior to such event or the Record Date therefor, whichever is earlier, shall be adjusted so that the holder of any shares of Series D Preferred thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock or other securities of the Corporation which such holder would have owned or have been entitled to receive after the happening of any of the events described above, had such shares of Series D Preferred been surrendered for conversion immediately prior to the happening of such event or the Record Date therefor, whichever is earlier. An adjustment made pursuant to this clause (i) shall become effective (x) in the case of any such dividend or distribution, immediately after the close of business on the Record Date for the determination of holders of shares of Common Stock entitled to receive such dividend or distribution, or (y) in the case of such subdivision, reclassification or combination, at the close of business on the day upon which such corporate action becomes effective. No adjustment shall be made pursuant to this clause (i) in connection with any transaction to which paragraph (g) applies.

                          (ii) Except with respect to Excluded Securities, in case the Corporation shall issue shares of Common Stock or Common Stock Equivalents after the Issue Date at a price per share (or having a conversion, exercise or exchange price per share) less than the Applicable Price per share of Common Stock as of the date of issuance of such shares or of such convertible securities (the amount of such difference being referred to as the "Spread"), then, and in each such case, the Conversion Ratio shall be adjusted so that the holder of each share of Series D Preferred shall be entitled to receive, upon the conversion thereof, the number of shares of Common Stock determined by multiplying (A) the number of shares which would have been received upon conversion pursuant to the Conversion Ratio in effect on the day immediately prior to such date by (B) a fraction, the numerator of which shall be the Current Market Price per share of Common Stock as of the date of such issuance, and the denominator of which shall be the Current Market Price per share of Common Stock as of the date of such issuance less the amount of the Spread per share of such Common Stock or Common Stock Equivalent. An adjustment made pursuant to this clause (ii) shall be made on the next Business Day following the date on which any such issuance is made and shall be effective retroactively to the close of business on the date of such issuance. Upon the expiration of any unexercised Common Stock Equivalents for which an adjustment has been made pursuant to this clause (ii), the adjustment (and any subsequent adjustments) shall forthwith be reversed to effect such rate of conversion as would have been in effect at the time of such expiration or termination had such Common Stock Equivalents, to the extent outstanding immediately prior to such expiration or termination, never been issued. No adjustment shall be made pursuant to this clause (ii) in connection with any transaction to which paragraph (g) applies.

                          (iii) In case the Corporation shall at any time or from time to time after the Issue Date declare, order, pay or make a dividend or other distribution (including, without limitation, any distribution of stock or other securities or property or rights or warrants to subscribe for securities of the Corporation or any of its subsidiaries by way of dividend or spinoff), on its Common Stock, other than dividends or distributions of shares of Common Stock which are referred to in clause (i) of this paragraph (c), then, and in each such case, the Conversion Ratio shall be adjusted so that the holder of each share of Series D Preferred shall be entitled to receive, upon the conversion thereof the number of shares of Common Stock determined by multiplying (1) the number of shares which would have been received upon conversion pursuant to the applicable Conversion Ratio on the day immediately prior to the Record Date fixed for the determination of stockholders entitled to receive such dividend or distribution by (2) a fraction, the numerator of which shall be the Current Market Price per share of Common Stock as of such date, and the denominator of which shall be such Current Market Price per share of Common Stock less the Fair Market Value per share of Common Stock of such dividend or distribution. No adjustment shall be made pursuant to this clause
         (iii) in connection with any transaction to which paragraph (g) applies.

                          (iv)    Anything in this paragraph (c) of this
         Section 3.3.8 to the contrary notwithstanding, the Corporation shall not be required to give effect to any adjustment in the

         Conversion Ratio unless and until the net effect of one or more adjustments (each of which shall be carried forward), determined as above provided, shall have resulted in a change of the Conversion Ratio by at least one-tenth of one share of Common Stock, and when the cumulative net effect of more than one adjustment so determined shall be to change the Conversion Ratio by at least one-tenth of one share of Common Stock, such change in Conversion Ratio shall thereupon be given effect.

                          (v)     For purposes of this paragraph (c) of this
         Section 3.3.8, the aggregate consideration receivable by the Corporation in connection with the issuance of shares of Common Stock and/or Common Stock Equivalents shall be deemed to be equal to the sum of the aggregate offering price (before deduction of underwriting discounts or commissions and expenses payable to third parties, if any) of all such Common Stock and/or Common Stock Equivalents plus the minimum aggregate amount, if any, payable upon conversion, exchange or exercise of any such Common Stock Equivalents. If the consideration received by the Corporation in connection with the sale or issuance of shares of Common Stock (or Common Stock Equivalents) consists, in whole or in part, of property other than cash or its equivalent, the value of such property shall be the Fair Market Value.

                          (vi)    For purposes of this paragraph (c) of this
         Section 3.3.8, the number of shares of Common Stock at any time outstanding shall mean the aggregate of all shares of Common Stock then outstanding (other than any shares of Common Stock then owned or held by or for the account of the Corporation) treating for purposes of this calculation all Common Stock Equivalents then outstanding as having been converted, exchanged or exercised.

                          (vii) If the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution and shall thereafter, and before such dividend or distribution is paid or delivered to stockholders entitled thereto, legally abandon its plan to pay or deliver such dividend or distribution, then no adjustment in the Conversion Ratio then in effect shall be made by reason of the taking of such record, and any such adjustment previously made as a result of the taking of such record shall be reversed.

                 (d) The issuance of certificates for shares of Common Stock upon conversion of the Series D Preferred shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Series D Preferred which is being converted.

                 (e) The Corporation will at no time close its transfer books against the transfer of any Series D Preferred, or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series D Preferred, in any manner which interferes with the timely conversion of such Series D Preferred, except as may otherwise be required to comply with applicable securities laws.

                 (f) If any event occurs as to which, in the opinion of the Board of Directors (including any directors elected solely by holders of the Series D Preferred), the provisions of this Section
         3.3.8 are not strictly applicable or if strictly applicable would not fairly protect the rights of the holders of the Series D Preferred in accordance with the essential intent and principles of such provisions, the Board of Directors (including any directors elected solely by holders of the Series D Preferred) shall make an adjustment in the application of such provisions, in accordance with such essential intent and principles, so as to protect such rights of the holders of the Series D Preferred.

                 (g) If the Corporation shall be a party to any transaction including without limitation, a merger, consolidation, sale of all or substantially all of the Corporation's assets or a reorganization, reclassification or recapitalization of the capital stock of the Corporation but excluding any transaction for which provision for adjustment is otherwise made in this Section 3.3.8, (each of the foregoing being referred to as a "Transaction"), in each case, as a result of which shares of Common Stock are converted into the right to receive stock, securities or other property (including cash or any combination thereof), each share of Series D Preferred shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such Series D Preferred would have been entitled upon such Transaction if such shares of Series D Preferred had been converted into Common Stock immediately prior to such Transaction or, if earlier, immediately prior to any Record Date applicable to such Transaction; and, in any such case, appropriate adjustment (as determined by the Board of Directors (including any director elected solely by the holders of the Series D Preferred)) shall be made in the application of the provisions set forth in this Section 3.3.8 with respect to the rights and interest thereafter of the holders of the Series D Preferred, to the end that the provisions set forth in this Section 3.3.8 shall thereafter be applicable, as nearly as reasonably may be practicable, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series D Preferred. The Corporation shall not effect any Transaction (other than a consolidation or merger in which the Corporation is the continuing corporation) unless prior to or simultaneously with the consummation thereof the Corporation, or the successor corporation or purchaser, as the case may be, shall provide in its charter document that each share of Series D Preferred shall be convertible into such shares of stock, securities or property as, in accordance with the foregoing provisions, each such holder is entitled to receive. The provisions of this paragraph (g) shall similarly apply to successive Transactions.

                 (h) The Corporation will not, by amendment of its Restated Certificate of Incorporation or through any reorganization, recapitalization, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3.3.8 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series D Preferred against impairment.

                 3.3.9    Notice of Certain Events.

                  (a) In case, at any time while any shares of Series D Preferred are outstanding:

                          (i) the Corporation shall declare a dividend (or any other distribution) on its Common Stock;

                          (ii) the Corporation shall authorize the issuance to the holders of its Common Stock, of Common Stock Equivalents, or rights or warrants to subscribe for or purchase shares of its Common Stock or of any other subscription rights or warrants;

                          (iii)   the Corporation shall authorize any
                 reorganization, reclassification or recapitalization of its Common Stock;

                          (iv)    the Corporation shall authorize the
                 consolidation or merger of the Corporation into or with any other person, the sale or transfer of all or substantially all of its capital stock, business or assets to another person, or any other similar business combination or transaction; or

                          (v) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the
                 Corporation:

         then the Corporation shall promptly deliver to the transfer agent (if any) of the Series D Preferred and to each of the holders of shares of Series D Preferred at their last addresses as shown on the books of the Corporation, at least 15 days before the date hereinafter specified (or the earlier of the dates hereinafter specified, in the event that more than one date is specified), a notice describing such event and stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution, rights or warrants, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, rights or warrants are to be determined, or (B) the date on which any such reclassification, reorganization, recapitalization, consolidation, merger, sale, transfer, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities or other property (including cash), if any, deliverable upon such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up.

                 3.3.10 Certain Remedies. Any registered holder of Series D Preferred may proceed to protect and enforce its rights and the rights of any other holders of Series D Preferred with any and all remedies available at law or in equity.

                 3.3.11 Protective Provisions. So long as any shares of Series D Preferred are outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of (a) the holder or holders of at least 75% of the then outstanding shares of Series D Preferred (which may include Beacon and the Stratford Entities), (b) Beacon (as long as it holds at least 5% of the outstanding Series D Preferred), (c) the Stratford Entities (as long as the Stratford Entities collectively hold at least 5% of the outstanding Series D Preferred) and (d) each of the Hoak Entities (as long as the Hoak Entities collectively hold an aggregate of at least 5% of the outstanding Series D Preferred):

                          (i) alter or change the rights, preference or privileges of the shares of Series D Preferred or otherwise amend the Restated Certificate of Incorporation, in either case, whether by merger, consolidation or otherwise, so as to affect adversely the shares of Series D Preferred;

                          (ii) increase the authorized number of shares of Series D Preferred (other than increases solely for purposes of satisfying any Stock Dividends);

                          (iii) authorize the issuance of, issue, or sell any additional shares of Series D Preferred or Series D Parity Securities (other than issuances solely for purposes of satisfying any Stock Dividends); or

                          (iv) create or designate, or authorize the issuance of, any new class or series of stock (A) which are Senior Securities or Series D Parity Securities, (B) having rights similar to any rights of the Series D Preferred under Section 3.3.6 hereof or (C) convertible into any class or series of stock described in clause (A) of this paragraph (iv).

                 3.3.12 Reports as to Adjustments. Upon any adjustment of the Conversion Ratio then in effect and any increase or decrease in the number of shares of Common Stock issuable upon the operation of the conversion provisions set forth in Section 3.3.8, then, and in each such case, the Corporation shall promptly deliver to the registered holders of the Series D Preferred as shown on the books of the Corporation a copy of a certificate signed by the President or a Vice President and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of the Corporation, with the original being delivered to the transfer agent (if any) for the Series D Preferred, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specifying the Conversion Ratio then in effect following such adjustment and the increased or decreased number of shares issuable upon conversion pursuant to Section 3.3.8, and shall set forth in reasonable detail the method of calculation of each and a brief statement of the facts requiring such adjustment.

                 3.3.13 Reacquired Shares. Any shares of Series D Preferred converted, purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. None of such shares of Series D Preferred shall be reissued by the Corporation.


                                   ARTICLE V.

                 The Board of Directors of the Corporation shall consist of not more than six members. Election of directors need not be by written ballot.

                                  ARTICLE VI.

                 1. Indemnification of Directors and Officers. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful. For purposes of this Article VI, any person who, pursuant to a provision in this Certificate of Incorporation, exercises or performs any of the powers or duties conferred or imposed upon the board of directors of the Corporation shall be entitled to all the benefits conferred upon directors and officers of the Corporation (including without limitation, the right to indemnification and advancement of expenses) set forth in this Article VI.

                 2. Derivative Actions. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, provided that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

                 3. Indemnification in Certain Cases. To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 1 and 2 of this Article VI, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

                 4. Procedure. Any indemnification under Sections 1 and 2 of this Article VI (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in such Sections 1 and 2. Such determination shall be made (a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (b) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so direct, by independent legal counsel in a written opinion, or (c) by the stockholders.

                 5. Advances for Expenses. Expenses incurred in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it shall be ultimately determined that he is not entitled to be indemnified by the Corporation as authorized in this Article VI.

                 6. Rights Not-Exclusive. The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this Article VI shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any law, by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

                 7. Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article VI.

                 8.       Definition of Corporation.  For the purposes of this
Article VI, references to "the Corporation" include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation so that any person who is or was a director or officer of such a constituent corporation or is or was serving at the request of such constituent corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of this Article VI with respect to the resulting or surviving corporation as he would if he had served the resulting or surviving corporation in the same capacity.

                 9. Survival of Rights. The indemnification and advancement of expenses provided by, or granted pursuant to this Article VI shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person. No subsequent amendment of this Article VI shall diminish the rights hereunder of any director or officer with respect to any action taken or claim made prior to such amendment.

                                  ARTICLE VII.

                 No director of the Corporation shall be liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision does not eliminate the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL or (iv) for any transaction from which the director derived an improper personal benefit. For purposes of the prior sentence, the term "damages" shall, to the extent permitted by law, include without limitation, any judgment, fine, amount paid in settlement, penalty, punitive damages, excise or other tax assessed with respect to an employee benefit plan, or expense of any nature (including, without limitation, counsel fees and disbursements). Each person who serves as a director of the Corporation while this Article VII is in effect shall be deemed to be doing so in reliance on the provisions of this Article VII, and neither the amendment or repeal of this Article VII, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VII, shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for, arising out of, based upon, or in connection with any acts or omissions of such director occurring prior to such amendment, repeal, or adoption of an inconsistent provision. The provisions of this Article VI are cumulative and shall be in addition to and independent of any and all other limitations on or eliminations of the liabilities of directors of the Corporation, as such, whether such limitations or eliminations arise under or are created by any law, rule, regulation, by-law, agreement, vote of stockholders or disinterested directors, or otherwise. If the GCL is hereafter amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL as so amended. Any repeal or modification of this Article VII by the stockholders of the Corporation or otherwise shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification. For purposes of this Article VII, all references to a director shall also be deemed to refer to any person or persons, if any, who, pursuant to a provision of this Restated Certificate of Incorporation, exercise or perform any of the powers or duties otherwise conferred or imposed upon the board of directors of the Corporation.

                 IN WITNESS WHEREOF, Hollywood Theater Holdings, Inc. has caused this Restated Certificate of Incorporation to be signed and attested by its duly authorized officers, this ___ day of December, 1997.


                                     HOLLYWOOD THEATER HOLDINGS, INC.


                                     /s/ James R. Featherstone
                                     -------------------------------
                                     James R. Featherstone
                                     Vice President, Chief Financial Officer


ATTEST:

------------------------------------